Exhibit 23.1


                  Report and Consent of Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Liberty Financial Companies, Inc. of our report dated February 3, 1998, included in the 1997 Annual Report to Shareholders of Liberty Financial Companies, Inc.

Our audit also included the 1996 and 1997 financial statement schedules of Liberty Financial Companies, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the 1996 and 1997 financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-90626) pertaining to the Liberty Financial Companies, Inc. 1990 Stock Option Plan, the Liberty Financial Companies, Inc. 1995 Stock Incentive Plan and the Liberty Financial Companies, Inc. 1995 Employee Stock Purchase Plan and in the Registration Statement (Form S-3 No. 333-20067) pertaining to the Liberty Financial Companies, Inc. Dividend Reinvestment Plan of our report dated February 3, 1998 with respect to the 1996 and 1997 consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to said financial statement schedules included in this Annual Report (Form 10-K) of Liberty Financial Companies, Inc.




                                        Ernst & Young LLP

Boston, Massachusetts
March 25, 1998